Exhibit 5.1

Michael Miller

Vice President — Law, Northwest Airlines Corporation

May 25, 2007

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, Minnesota 55121-1534

                                Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

                I am Vice President — Law of Northwest Airlines Corporation, a Delaware corporation (the “Company”).  Reference is made to the Company’s Registration Statement on Form S-3, No. 333-141802 (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on April 2, 2007 relating to the registration for resale of the shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, to be issued to the various selling stockholders referred to in the Registration Statement pursuant to the First Amended Joint and Consolidated Plan of Reorganization under Chapter 11, as amended and supplemented to date, for the Company and certain of its subsidiaries as confirmed by the United States Bankruptcy Court for the Southern District of New York on May 18, 2007 (the “Plan”).

                I, together with other attorneys in the Law Department of the Company under my supervision, have examined the Plan, the Registration Statement and the exhibits proposed to be filed therewith.  We have also examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth below.

                In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent. The only opinion rendered by me consists of those matters set forth in the fifth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. My opinion set forth in such paragraph is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and I do not express any opinion herein concerning any other laws.

                Based on the foregoing, I am of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the use of my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Michael Miller
Michael Miller
Vice President — Law